UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant To §240.14a-12

LANDEC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 12, 2018

TO THE STOCKHOLDERS OF LANDEC CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Landec Corporation (the “Company”) will be held on Thursday, October 12, 2018, at 8:30 a.m. local time, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301 for the following purposes:

1.

To elect five directors to serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 26, 2019;

3.	To approve a non-binding advisory proposal on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

We are pleased to announce that, this year, you will have the opportunity to participate in our Annual Meeting via live audio webcast. In order to attend and vote at the Annual Meeting via webcast, please follow the instructions in the section of the Proxy Statement titled “Information Concerning Solicitation and Voting—Virtual Attendance at the Annual Meeting” on page 3.

Only stockholders of record at the close of business on August 17, 2018, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

All stockholders are cordially invited to attend the meeting in person or via live webcast. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote your shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geoffrey P. Leonard

GEOFFREY P. LEONARD

Secretary

Santa Clara, California

August 22, 2018

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET. IF A QUORUM IS NOT REACHED, THE COMPANY MAY HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 12, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Landec Corporation, a Delaware corporation (“Landec” or the “Company”), for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, October 12, 2018, at 8:30 a.m., local time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301. The telephone number at that location is (855) 516-1092.

We are pleased to announce that this year you will have the opportunity to participate in our Annual Meeting via live audio webcast at www.virtualshareholdermeeting.com/LNDC. In order to attend and vote at the Annual Meeting via webcast, please follow the instructions in the section titled “Information Concerning Solicitation and Voting—Virtual Attendance at the Annual Meeting” on page 3.

The Company’s principal executive offices are located at 5201 Great America Parkway, Suite 232, Santa Clara, California 95054. The Company’s telephone number at that location is (650) 306-1650.

Solicitation

These proxy solicitation materials are to be mailed on or about September 10, 2018 to all stockholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and the reimbursement of brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on October 12, 2018.

This Proxy Statement and the Company’s Annual Report to Stockholders are available at

http://landec.com/proxy

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 5201 Great America Parkway, Suite 232, Santa Clara, CA 95054 (telephone number: (650) 306-1650). Exhibits to the Annual Report may be obtained upon written request to Mr. Skinner and payment of the Company’s reasonable expenses in furnishing such exhibits.

Voting Procedure

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain proper documentation to vote your shares at the Annual Meeting.

You may vote by telephone or electronically.

You may submit your proxy by following the Vote by Phone instructions accompanying the proxy card. Also, you may vote online by following the Vote by Internet instructions accompanying the proxy card.

You may change your mind after you have returned your proxy card.

If you change your mind after you return your proxy card or submit your proxy by telephone or Internet, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may do this by:

●	signing and returning another proxy card with a later date, or

●	voting in person at the Annual Meeting.

Voting

Holders of Common Stock are entitled to one vote per share.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. A majority of the shares entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

If a broker indicates on the enclosed proxy or its substitute that it has not received voting instructions with respect to shares held in “street name” with such broker and either (i) does not have discretionary authority as to certain shares to vote on a particular matter or (ii) has discretionary voting authority but nevertheless refrained from voting on the matter (“broker non-votes”), those shares will be counted for purposes of determining the presence of a quorum, but will not be considered as voting with respect to that matter.

Proposal No. 1 – Election of directors: Each director is elected by a majority of the votes cast with respect to such director. Any votes “withheld” for a particular director are effectively votes against that director. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 2 – Ratification of independent registered public accounting firm: This proposal must be approved by a majority of the shares present and voted on the proposal. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 3 — Advisory (non-binding) vote on executive compensation: This advisory proposal will be approved if a majority of the shares present and voted on the proposal are voted in favor of the resolution. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of the director nominees proposed by the Board of Directors; FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 26, 2019; FOR the advisory vote on executive compensation; and as the proxy holders deem advisable on other matters that may come before the meeting or any adjournment(s) thereof, as the case may be, with respect to the item not marked. Broker non-votes will not be considered as voting with respect to these matters.

Record Date and Share Ownership

Only stockholders of record at the close of business on August 17, 2018, are entitled to notice of, and to vote at, the Annual Meeting. As of August 17, 2018, 27,749,280 shares of the Company’s Common Stock were issued and outstanding.

Deadline for Receipt of Stockholder Proposals for the Company’s Annual Meeting of Stockholders in 2019

If any stockholder desires to present a stockholder proposal at the Company’s 2019 Annual Meeting of Stockholders, such proposal must be received by the Secretary of the Company no later than May 13, 2019, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. If the date of next year’s annual meeting is moved more than 30 days before the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals will also need to comply with Securities and Exchange Commission (the “SEC”) regulations under Rule 14a-8 of the Exchange Act of 1934 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Each such notice must be made by a stockholder of record and must also contain the information specified in our bylaws for director nominations and other stockholder proposals.

Householding of Proxy Materials

Some companies, brokers, banks, and other nominee record holders participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Chief Financial Officer at the address listed above or call us at (650) 306-1650. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your bank, broker, or other nominee record holder, or contact our Chief Financial Officer at the address listed above.

Virtual Attendance at the Annual Meeting

If you elect to not attend the Annual Meeting in person you can attend the virtual Annual Meeting if you were a stockholder of record as of the record date for the Annual Meeting, or you hold a valid proxy for the Annual Meeting. You may attend the virtual Annual Meeting and vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LNDC and using your 16‐digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws currently provide for no fewer than six (6) and no more than ten (10) directors, with the exact number fixed at ten (10), and the Company’s Certificate of Incorporation provides for the classification of the Board of Directors into two classes serving staggered terms. Each Class 1 and Class 2 director is elected for a two-year term, with the Class 1 directors elected in even numbered years (e.g., 2018) and the Class 2 directors elected in odd numbered years (e.g., 2019). Accordingly, at the Annual Meeting, five (5) Class 1 directors will be elected.

The Board of Directors has nominated the persons named below to serve as Class 1 directors until the 2020 Annual Meeting, at which their successors will be elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s five (5) nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Assuming a quorum is present, the five (5) nominees for director receiving at least a majority of votes cast at the Annual Meeting will be elected.

Class 1 Directors

Nominees for Class 1 Directors Name of Director	Age	Principal Occupation	Director Since
Frederick Frank	86	Chairman, Evolution Life Sciences Partners	1999
Steven Goldby	78	Partner, Venrock and Chairman of the Board of Directors of the Company	2008
Nelson Obus	71	Managing Member of Wynnefield Capital Management, LLC	—
Andrew Powell	60	Retired Executive Vice President and General Counsel, Medivation Inc.	—
Catherine A. Sohn, Pharm.D.	65	Retired Senior Vice President, GlaxoSmithKline plc; Chairman, BioEclipse Therapeutics, Inc.	2012

Except as set forth below, each of the Class 1 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and executive officer of the Company.

Frederick Frank has served as director since December 1999. Mr. Frank is Chairman of the Board of Evolution Life Sciences Partners. Prior to joining Evolution Life Science Partners, Mr. Frank was Chairman of the Board of Burrill Securities. Prior to joining Burrill Securities, Mr. Frank was Vice Chairman of Peter J. Solomon Company (“Solomon”). Before joining Solomon, Mr. Frank was Vice Chairman of Lehman Brothers, Inc. (“Lehman”) and Barclays Capital. Before joining Lehman as a Partner in October 1969, Mr. Frank was co-director of research, as well as Vice President and Director of Smith Barney & Co. Incorporated. During his over 50 years on Wall Street, Mr. Frank has been involved in numerous financings and merger and acquisition transactions. He served on the Advisory Board of PDL BioPharma, and was a director for the Institute for Systems Biology and Pharmaceutical Product Development, Inc. Mr. Frank is Chairman of the National Genetics Foundation and he serves on the Advisory Boards for Yale School of Organization and Management and the Massachusetts Institute of Technology Center of Biomedical Innovation and was formerly an Advisory Member of the Johns Hopkins Bloomberg School of Public Health, and the Harvard School of Public Health. He is a graduate of Yale University, received an M.B.A. from Stanford University and is a Chartered Financial Analyst.

Mr. Frank has over 50 years of capital markets experience and has been involved in numerous financings, commercial transactions and mergers and acquisitions. As such, Mr. Frank provides the Board of Directors with extensive experience and knowledge with respect to transactions and financings in the public company context and corporate governance experience based on his experience as a director of public and non-public companies.

Steven Goldby has served as a director since December 2008 and Chairman of the Board of Directors in a non-executive capacity since October 2015. Mr. Goldby has been a Partner at Venrock, a venture capital firm, since 2007. Mr. Goldby was Chairman and Chief Executive Officer of Symyx Technologies, Inc. (“Symyx”) from 1998 to 2007; he became the Executive Chairman in 2008, and Chairman in 2009. Before joining Symyx, Mr. Goldby served as Chief Executive Officer for more than ten years at MDL Information Systems, Inc., the enterprise software company that pioneered scientific information management. Earlier, Mr. Goldby held various management positions at ALZA Corporation, including President of Alza Pharmaceuticals. Mr. Goldby received a B.S. degree in chemistry from the University of North Carolina and a law degree from Georgetown University Law Center.

Mr. Goldby’s extensive experience with biotechnology companies provides the Board of Directors with significant understanding of the technology issues facing the Company.

On May 22, 2018, the Company entered into a letter agreement “(the “Letter Agreement”) with Wynnefield Capital, Inc. (“Wynnefield”), a stockholder of the Company, and Nelson Obus, who is a General Partner of Wynnefield. Pursuant to the Letter Agreement, the Company is nominating Mr. Obus and Andrew Powell for election to the Board of Directors at the Annual Meeting and will appoint Mr. Obus to the Audit Committee and Nominating and Corporate Governance Committee and will appoint Mr. Powell to the Compensation Committee assuming that each is elected to the Board of Directors.

Mr. Obus is Managing Member of Wynnefield Capital Management, LLC and a General Partner at Wynnefield Capital, Inc. and his prior associations include positions with Schaffer Capital Management and Lazard Freres. Mr. Obus presently serves on the Board of Directors of Global Power Equipment Group Inc. and MK Acquisition LLC and previously served on the Boards of Layne Christensen Company, Breeze-Eastern Corporation and Underground Solutions Inc. Mr. Obus holds a bachelor of the arts degree from New York University and a master of arts in political science from Brandeis University.

Mr. Obus’ extensive financial experience with technology and small-to-middle-market companies provides the Board of Directors with valuable insights of an experienced investment manager.

Mr. Powell is currently serving as an independent advisor to small and mid-size companies and research institutions in the life sciences sector. He has served on the Board of Directors of Aclaris Therapeutics, Inc., a dermatologist-led biopharmaceutical company, since 2017. He served as Senior Vice President, General Counsel and Corporate Secretary of Medivation, Inc. from May 2015 until November 2016, when the company was acquired by Pfizer, Inc. Mr. Powell served as Executive Vice President, General Counsel and Corporate Secretary of InterMune, Inc. from September 2013 to March 2015. From 2009 to 2013, he served as Executive Vice President, General Counsel and Secretary at Cornerstone Therapeutics, Inc. From 2008 to 2009, Mr. Powell served as Senior Vice President and General Counsel at ImClone Systems, Inc. From 2004 to 2008, he was General Counsel at Collagenex Pharmaceuticals, Inc. Earlier in his career, Mr. Powell held positions of increasing responsibility for nearly 15 years at the multi-national healthcare company Baxter International, Inc., where he was instrumental in a series of transactions that established Baxter throughout Asia. Mr. Powell holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a J.D. from Stanford Law School.

Mr. Powell’s unique expertise in the areas of commercialization strategy, expansion (both domestic and international), governance, compliance, and mergers and acquisitions provides the Board of Directors with essential skills to define and implement the Company’s growth strategies, and his experience in the life sciences industry will be a direct benefit to Landec’s wholly-owned biomedical subsidiary, Lifecore Biomedical, Inc. (“Lifecore”).

Catherine A. Sohn, Pharm. D. has served as a member of our board of directors since November 2012.  Dr. Sohn is a pharmacist, global biopharmaceutical executive, Adjunct Professor and a Certified Licensing Professional. Dr. Sohn has deep industry knowledge with thirty years of U.S. and global experience in the pharmaceutical industry, and a reputation as a strategic thinker with the ability to drive a strong interface between research and development and marketing. She was named “Distinguishing Alumnus” by University of California San Francisco (2000), was named “Woman of the Year” by the Healthcare Businesswomen's Association (HBA) in 2003, has received the Licensing Executive Society’s “Frank Barnes Mentoring Award” (2009), and the HBA Euro-Excellence Award (2012). In 2016, Dr. Sohn was recognized as one of the PharmaVoice 100 most inspiring people in the life science industry. Her areas of expertise include domestic and global business development, strategy and product marketing/launch execution across vaccines, pharmaceutical products and consumer healthcare brands, having led the launches of the U.S. Vaccine Business and a $1 billion CNS pharmaceutical product at SmithKline Beecham (now GlaxoSmithKline). From 1998 to 2010, Dr. Sohn was Senior Vice President for Worldwide Business Development for GlaxoSmithKline's $6 billion Consumer Healthcare division where she served on the Global Executive Committee and led numerous U.S., global, European and Japanese transactions and integrations. In the pharmaceutical division, from 1994 to 1998, she was Vice President, Worldwide Strategic Product Development at SmithKline Beecham for the Cardiovascular, Pulmonary, and Metabolic Therapeutic Areas with responsibility for product strategy, valuation and strategic commercial leadership of all assets from Phase 1 through the life cycle management. She has a strong technical background, having begun her career in anti-infective medical affairs at SmithKline & French in 1982. Dr. Sohn received a Doctor of Pharmacy degree from the University of California San Francisco (UCSF), and a Certificate of Professional Development from The Wharton School at the University of Pennsylvania, and is a Board Leadership Fellow of the National Association of Corporate Directors (NACD), and is a Certified Licensing Professional (CLP). In addition to serving on our Board of Directors, Dr. Sohn is an independent director on the Boards of Directors of Jazz Pharmaceuticals plc (JAZZ) and Rubius Therapeutics (RUBY), both public-traded life science companies, and she serves as Adjunct Professor at UCSF.

With over 30 years of experience in health-related sectors, Dr. Sohn provides the Board of Directors with significant expertise in business development, strategic marketing and new product development across pharmaceuticals and consumer healthcare products, which has a direct benefit to Lifecore.

Director Gary Steele will retire as a Class 1 director at the time of the Annual Meeting.

Class 2 Directors

Name of Director	Age	Principal Occupation	Director Since
Albert D. Bolles, Ph.D.	61	Retired Executive Vice President and Chief Technical and Operations Officer, ConAgra Foods, Inc.	2014
Deborah Carosella	61	Retired Chief Executive Officer, Madhava Natural Sweetners	2017
Tonia Pankopf	50	Managing Partner, Pareto Advisors, LLC	2012
Robert Tobin	80	Retired Chief Executive Officer, Ahold, USA	2004
Molly A. Hemmeter	51	President and Chief Executive Officer of the Company	2015

Except as set forth below, each of the Class 2 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and any executive officer of the Company.

Albert D. Bolles, Ph.D., has served as a director since May 2014. Dr. Bolles currently serves as Chairman of OnFood, a start-up company. Dr. Bolles served as the Executive Vice President and Chief Technical and Operations Officer of ConAgra Foods, Inc. (“ConAgra”) until his retirement in August 2015. Dr. Bolles led ConAgra’s Research, Quality & Innovation and Supply Chain organizations. He joined ConAgra in 2006 as Executive Vice President, Research, Quality & Innovation. Under his leadership, the ConAgra Research, Quality & Innovation team brought to market highly successful products that have led to substantial business growth. Prior to joining ConAgra, Dr. Bolles led worldwide research and development for PepsiCo Beverages and Foods. Dr. Bolles serves on several professional advisory boards, including the Grocery Manufacturers Association (GMA) Scientific Regulatory Committee, and is currently the chairman of the Trout Council/Food Science program which is an endowed scholarship fund at Michigan State University in the Department of Food Science and Human Nutrition. He has a Ph.D. and master's degree in food science and a bachelor's degree in microbiology, all from Michigan State University. He holds several patents and has won numerous awards for his contributions to the world of food science.

Dr. Bolles is a preeminent leader in food science and provides the Board of Directors with valuable areas of expertise in new product development, innovation, quality, and supply chain in the packaged consumer food business.

Ms. Carosella has served as a director since March 2017. Ms. Carosella has over 30 years’ experience in the consumer products goods industry, with particular expertise in branding, strategic marketing and innovation. Most recently she was CEO of Madhava Natural Sweeteners, a Boulder, Colorado-based natural and organic sweetener company. Prior to Madhava, Ms Carosella was Senior Vice President of Innovation and a member of the Executive Leadership Team at Whitewave/Dean Foods. She joined Whitewave/Dean Foods from Conagra Foods where she held various roles including Vice President, General Manager and Vice President, Strategic Marketing with business unit-specific and enterprise-wide responsibilities. Ms Carosella began her career in the advertising, branding and innovation agency business, serving as President of her own agency after working for several years with large, multi-national agencies.

Ms. Carosella’s experience in consumer products and specifically in the areas of branding and new product development provides the Board of Directors and management with expertise that will be invaluable as the Company develops its new natural products business strategies.

Tonia Pankopf has served as a director since November 2012. Ms. Pankopf has been managing partner of Pareto Advisors, LLC since 2005. Previously, she was a senior analyst and managing director at Palladio Capital Management from January 2004 through April 2005. From 2001 to 2003, Ms. Pankopf served as an analyst and portfolio manager with P.A.W. Capital Partners, LP. Ms. Pankopf was a senior analyst and vice president at Goldman, Sachs & Co. from 1999 to 2001 and at Merrill Lynch & Co. from 1998 to 1999. From November 2003 until July 2017, she was a member of the board of directors of TICC Capital Corp, a business development company, having served on its Audit, Valuation, Nominating and Corporate Governance Committees and chairing its Compensation Committee. Ms. Pankopf served on the Board of the University System of Maryland Foundation from 2006 to 2012. Ms. Pankopf is a member of the NACD and is an NACD Board Leadership Fellow in recognition of her ongoing involvement in director professionalism and engagement with the director community. Ms. Pankopf received a Bachelor of Arts degree summa cum laude from the University of Maryland and an M.S. degree from the London School of Economics.

Ms. Pankopf’s extensive financial experience with technology and middle-market companies provides the Board of Directors with valuable insights of an experienced investment manager as well as knowledge of corporate governance issues.

Robert Tobin has served as a director since December 2004. Mr. Tobin retired from his position as Chief Executive Officer of Ahold USA, a food retailer, in 2001. Mr. Tobin has over 40 years of industry experience in the food retail and food service sectors, having served as Chairman and CEO of Stop and Shop Supermarkets. An industry leader, Mr. Tobin serves on the advisory boards of the College of Agriculture and Life Sciences and the Undergraduate Business Program at Cornell University where he received his B.S. in Agricultural Economics.

Mr. Tobin’s experience as the chief executive officer of food retailers and his knowledge of the food retail and food service sectors provide the Board of Directors with significant expertise with respect to issues facing the Company’s food business. In addition, Mr. Tobin’s service on advisory boards provides the Board of Directors with knowledge of the scientific issues that face Apio, Inc. (“Apio”).

Molly A. Hemmeter has been the Company’s President and Chief Executive Officer since October 15, 2015. Prior to that, she served as the Chief Operating Officer of the Company from January 2014 to October 2015, prior to which she served as Chief Commercial Officer of the Company from December 2010 to January 2014 and Vice President, Business Development and Global Marketing of the Company from June 2009 to December 2010. From July 2006 until joining the Company in June 2009, Ms. Hemmeter was Vice President of Global Marketing and New Business Development for the Performance Materials division of Ashland, Inc., a global specialty chemicals company. Prior to joining Ashland, Inc., Ms. Hemmeter was Vice President of Strategy and Marketing for Siterra Corporation and Chief Marketing Officer for CriticalArc Technologies in the San Francisco Bay Area, both of which were privately held software startup companies that were eventually acquired by larger entities, and she previously held various positions at Bausch & Lomb and Eli Lilly and Company. Ms. Hemmeter received a B.E.S. and M.Eng. from the University of Louisville and an M.B.A. from Harvard University.

Ms. Hemmeter’s significant knowledge and understanding of the Company and its businesses, together with her extensive experience in operations, business development and marketing, has enabled Ms. Hemmeter to lead several of Landec’s significant growth initiatives. Ms. Hemmeter was an integral part of the teams that completed the acquisition of Lifecore in 2010, the financing of Windset Holdings 2010 Ltd. (“Windset”) in 2011, the acquisition of GreenLine Holding Company in 2012 and the acquisition of O in 2017. More recently, Ms. Hemmeter was instrumental in creating and developing Apio’s line of salad kit products, the fastest growing products in Landec’s long history.

 Board of Directors Meetings and Committees

The Board of Directors held a total of seven meetings during the fiscal year ended May 27, 2018. Each director attended at least 75% of all Board and applicable committee meetings during fiscal year 2018. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter approved by the Board of Directors. The charter for each of the committees is available on the Company’s website (www,landec.com). The Board of Directors also has a Food Innovation Committee. It is our policy to encourage the members of the Board of Directors to attend the Company’s annual meeting of stockholders. All members of the Board of Directors, other than Mr. Goldby, attended our 2017 Annual Meeting of Stockholders.

The Audit Committee currently consists of Ms. Pankopf (Chairperson), Mr. Goldby and Mr. Tobin. In the determination of the Board of Directors, each of Ms. Pankopf, Mr. Goldby, and Mr. Tobin meets the independence requirements of the SEC and The Nasdaq Stock Market, LLC (“NASDAQ”). The Audit Committee assists the Board of Directors in its oversight of Company affairs relating to the quality and integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with legal and regulatory requirements. The Audit Committee is responsible for appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm, approving the services performed by the independent registered public accounting firm and reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. Rules adopted by the SEC require us to disclose whether the Audit Committee includes at least one member who is an “audit committee financial expert,” as that phrase is defined in SEC rules and regulations. The Board of Directors has determined that Ms. Pankopf and Mr. Goldby are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee held five meetings during fiscal year 2018. Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Audit Committee reviews the charter annually for changes, as appropriate.

The Compensation Committee currently consists of Dr. Sohn (Chairperson), Ms Carosella, Mr. Frank and Dr. Bolles. In the determination of the Board of Directors, each of Dr. Sohn, Ms. Carosella, Mr. Frank, and Dr. Bolles meets the current independence requirements of the SEC and NASDAQ. The function of the Compensation Committee is to review and set the compensation of the Company’s Chief Executive Officer and certain of the Company’s most highly compensated officers, including salary, bonuses and other cash incentive awards, and other forms of compensation, to administer the Company’s stock plans and approve stock equity awards, and to oversee the career development of senior management. The Compensation Committee held five meetings during fiscal year 2018.

The Nominating and Corporate Governance Committee currently consists of Mr. Frank (Chairperson), Mr. Tobin, Ms. Pankopf and Dr. Bolles, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The functions of the Nominating and Corporate Governance Committee are to recommend qualified candidates for election as officers and directors of the Company and oversee the Company’s corporate governance policies, including the annual self-evaluation of the Board of Directors. The Nominating and Corporate Governance Committee held three meetings during fiscal year 2018.

The Nominating and Corporate Governance Committee will consider director nominees proposed by current directors, officers, employees and stockholders. Any stockholder who wishes to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company, Geoffrey P. Leonard of King & Spalding LLP, 101 Second Street, Suite 2300, San Francisco, CA 94105, and providing the candidate’s name, biographical data and qualifications. The Company does not have a formal policy regarding the consideration of director candidates recommended by stockholders. The Company believes this is appropriate because the Nominating and Corporate Governance Committee evaluates any such nominees based on the same criteria as all other director nominees. In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee strives for a variety of experience and background that adds depth and breadth to the overall character of the Board of Directors. The Nominating and Corporate Governance Committee evaluates potential candidates using standards and qualifications such as the candidates’ business experience, independence, diversity, skills and expertise to collectively establish a number of areas of core competency of the Board of Directors, including business judgment, management and industry knowledge. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it believes that diversity is an important consideration in the composition of the Board of Directors, and it seeks to include Board members with diverse backgrounds and experiences. Further criteria include the candidates’ integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors and its committees.

The Food Innovation Committee currently consists of Dr. Bolles (Chairperson) and Ms. Carosella, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The function of the Food Innovation Committee is to provide advice and make recommendations to the Board and to management with regard to food management, including new agricultural techniques, plant optimization strategies and new product development insights.  The function of the Food Innovation Committee further entails making possible changes to current practices within the Company’s food business and making recommendations concerning new areas for the Company to pursue. The Food Innovation Committee held one meeting during fiscal year 2018.

Corporate Governance

The Company provides information about its corporate governance policies, including the Company’s Code of Ethics, and charters for the Audit, Nominating and Corporate Governance, and Compensation Committees of the Board of Directors on the Corporate Governance page of its website. The website can be found at www.landec.com.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	All members of the Board of Directors are independent other than Ms. Hemmeter;

•	All members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Food Innovation Committee are independent;

•

The independent members of the Board of Directors meet at each board meeting, and at least twice per year, in executive sessions without the presence of management. The Board of Directors has designated Mr. Goldby as non-executive Chairman of the Board who, among other duties, is responsible for presiding over executive sessions of the independent directors and setting the agenda for each board meeting with the Chief Executive Officer and with input from the independent directors;

•

The Company has an ethics hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal controls, or auditing matters; and

•

The Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as the Board of Directors. Any substantive amendments to the Code of Ethics or grant of any waiver, including any implicit waiver, from a provision of the Code of Ethics to the Company’s principal executive officer, principal financial officer or principal accounting officer, will be disclosed either on the Company’s website or in a report on Form 8-K.

Following a review of all relevant relationships and transactions between each director (including each director’s family members) and the Company, the Board has determined that each member of the Board or nominee for election to the Board, other than Ms. Hemmeter, is an independent director under applicable NASDAQ listing standards. Ms. Hemmeter does not meet the independence standards because Ms. Hemmeter is currently an employee of the Company.

Leadership Structure of the Board of Directors

The Board of Directors believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman of the Board (the “Chairman”) and Chief Executive Officer in the way that it believes is in the best interests of the Company.

With the election of Ms. Hemmeter as the Company’s Chief Executive Officer in October 2015, the Board of Directors determined that the roles of Chairman and Chief Executive Officer should be separated and Mr. Goldby therefore assumed the role of non-executive Chairman in October 2015. The Board of Directors believes that the appointment of Mr. Goldby as non-executive Chairman allows the Chief Executive Officer, who also possesses significant business and industry knowledge, to lead and speak on behalf of both the Company and the Board of Directors, while also providing for effective independent oversight by non-management directors through a non-executive Chairman.

At each Board of Directors meeting, the non-executive Chairman presides over an executive session of the non-management directors without the presence of management. The non-executive Chairman also may call additional meetings of the non-management directors as he deems necessary.

The Board of Directors also adheres to sound corporate governance practices, as reflected in the Company’s corporate governance policies, which the Board of Directors believes has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its stockholders.

Stockholder Communications

Our Board of Directors welcomes communications from our stockholders. Stockholders and other interested parties may send communications to the Board of Directors, or the independent directors as a group, or to any director in particular, including the Chairman, c/o Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 5201 Great America Parkway, Suite 232, Santa Clara, CA 95054. Any correspondence addressed to the Board of Directors or to any one of our directors in care of Mr. Skinner will be promptly forwarded to the addressee. The independent directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Oversight of Risk Management

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the Company’s independent registered public accounting firm, our internal auditor and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the Company’s independent registered public accounting firm and our internal auditor, together with management’s response. Our Nominating and Corporate Governance Committee has responsibility for matters relating to corporate governance. As such, the charter for our Nominating and Corporate Governance Committee provides for the committee to periodically review and discuss our corporate governance guidelines and policies.

Our management also reviewed with our Compensation Committee the compensation policies and practices of the Company that could have a material impact on the Company. Our management review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on the Company, and whether it would recommend any changes to the Company’s compensation policies and practices. Management also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs. Based on these reviews, the Board of Directors has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Board of Directors has adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of the financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover the portion of such compensation that was based on the erroneous financial data.

The Board of Directors has also evaluated privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of its customers and suppliers. Based on this review, the Board of Directors has determined that such risks are not reasonably likely to have a material adverse effect on the Company.

Compensation of Directors

The following table sets forth compensation information for the fiscal year ended May 27, 2018, for each member of our Board of Directors who was not an executive officer during fiscal year 2018. The Chief Executive Officer, Molly A. Hemmeter, who serves on our Board of Directors, does not receive additional compensation for serving on the Board of Directors. See “Summary Compensation Table” for disclosure related to Ms. Hemmeter.

Name	Fee Earned or Paid in Cash (1)	Stock Awards (2)	Other	Total
Albert D. Bolles, Ph.D.	$77,500	$60,000	$—	$137,500
Deborah Carosella	$59,688	$60,000	$—	$119,688
Frederick Frank	$62,500	$60,000	$—	$122,500
Steven Goldby	$90,000	$60,000	$—	$150,000
Tonia Pankopf	$70,000	$60,000	$—	$130,000
Catherine A. Sohn, Pharm.D.	$63,478	$60,000	$—	$123,478
Gary T. Steele	$45,000	$60,000	$—	$105,000
Robert Tobin	$60,000	$60,000	$—	$120,000

(1)	Includes amounts (if any) deferred pursuant to the Company's Nonqualified Deferred Compensation Plan, the terms of which are described under “Nonqualified Deferred Compensation Plan” below.
(2)	The Company’s current compensation policy provides for each member of the Board of Directors to receive an annual restricted stock unit (“RSU”) award.

As of May 27, 2018, the aggregate number of shares subject to outstanding restricted stock unit awards and option awards held by the members of the Board of Directors was: Dr. Bolles – 0 shares; Ms. Carosella – 0 shares; Mr. Frank – 5,000 shares; Mr. Goldby – 5,000 shares; Ms. Pankopf – 6,667 shares; Dr. Sohn – 10,000 shares; Mr. Steele – 103,333 shares; and Mr. Tobin – 5,000 shares.

For fiscal year 2018, each non-employee director received an annual retainer of $45,000 for service as a member of our Board of Directors. In addition, each director who served on the Audit Committee and the Food Innovation Committee received an annual retainer of $10,000, with the Chairperson of the Audit Committee and Food Innovation Committee receiving an annual retainer of $20,000. Each director who served on the Compensation Committee received an annual retainer of $7,500, with the Chairperson of the Compensation Committee receiving an annual retainer of $15,000. Each director who served on the Nominating and Corporate Governance Committee received an annual retainer of $5,000, with the Chairperson of the Nominating and Corporate Governance Committee receiving an annual retainer of $10,000. The Chairperson of the Board received an annual retainer of $35,000. Consistent with the general industry trend toward fixed-value RSU awards, each non-employee director currently receives an RSU award each year with a fair value of $60,000, based on the fair market value of the Company’s Common Stock on the date of the grant, vesting on the first anniversary of the date of grant.

In addition to cash fees, each director is reimbursed for reasonable out-of-pocket expenses incurred by a director to attend Board meetings, committee meetings or stockholder meetings in his or her capacity as a director.

Stock Ownership Requirement

The Board of Directors has determined that ownership of Landec Common Stock by officers and directors promotes a focus on long-term growth and aligns the interests of the Company’s officers and directors with those of its stockholders. As a result, the Board of Directors has adopted stock ownership guidelines stating that the Company’s non-employee directors and its executive officers should maintain certain minimum ownership levels of Common Stock. Under these guidelines, each non-employee director of the Company is expected to maintain ownership of Common Stock having a value of at least three times the amount of the annual cash retainer paid to such non-employee director. For purposes of the guidelines, the value of a share of Common Stock is measured as the greater of (i) the then current market price or (ii) the closing price of a share of Common Stock on the date when the stock was acquired, or the vesting date in the case of RSUs.

Newly-elected directors have five years from the date they are elected to meet these guidelines. In the event a non-employee director’s cash retainer increases, he or she will have two years from the date of the increase to acquire any additional shares or RSUs needed to meet the guidelines. Until the required ownership level is reached, directors are required to retain 50% of net shares acquired upon any future vesting of RSUs and/or exercise of stock options, after deducting shares used to pay any applicable taxes and/or exercise price.

Required Vote

The election of each of the five (5) Class 1 director nominees requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted with respect to such director. A “WITHHOLD” vote is effectively a vote against a director. This means that in order for a director to be elected, the number of shares voted “FOR” a director must exceed the number of votes cast against that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Nominees for Class 1 Directors Name of Director
Frederick Frank
Steven Goldby
Nelson Obus
Andrew Powell
Catherine A. Sohn, Pharm.D.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending May 26, 2019, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Audit Committee may reconsider its selection. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ending May 25, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed to the Company for professional services rendered by Ernst & Young LLP for the fiscal years ended May 27, 2018 and May 28, 2017.

Fee Category	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$1,487,000	$1,540,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,487,000	$1,540,000

Audit Fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed by the Company with the SEC.

Audit Committee Pre-Approval Policies

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval, and the fees for the services performed to date. The Audit Committee, or its designee, may also pre-approve particular services on a case-by-case basis.

Required Vote

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 26, 2019.

 PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal year 2018 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables, appearing on pages 33 through 36, which provide detailed information on the Company’s compensation policies and practices.

As we describe in the Compensation Discussion and Analysis, our executive compensation program is designed to attract, reward and retain talented officers and embodies a pay-for-performance philosophy that supports Landec’s business strategy and aligns the interests of our executives with our stockholders. Specifically, executive compensation is allocated among base salaries and short- and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s strategies and objectives as a whole, while the short- and long-term incentive compensation are designed to both reward the named executive officers based on the Company’s overall performance and align the named executive officers’ interests with those of our stockholders. Our annual cash incentive award program is intended to encourage our named executive officers to focus on specific short-term goals important to our success. Our executive officers’ cash incentive awards are determined based on objective performance criteria. The Company’s current practice is to grant our named executive officers both stock options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our Common Stock and aligning the interests of our executive officers with those of our stockholders (as stock options only have value if our stock price increases after the option is granted) and encouraging retention of our executive officers. Because grants are generally subject to vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

For these reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

At the 2017 annual meeting of stockholders, 96% of votes cast expressed support for our compensation policies and practices, and we believe our program continues to be effective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Composition

The Audit Committee of the Board of Directors consists of the three directors whose names appear below and operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee meets the independence and financial experience requirements of NASDAQ and the SEC currently in effect. In addition, the Board of Directors has determined that Mr. Goldby and Ms. Pankopf are audit committee financial experts, as defined by the rules and regulations of the SEC.

Responsibilities

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm and assisting the Board of Director’s oversight of the preparation of the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee’s responsibility is to oversee these processes and the Company’s internal controls. The Audit Committee members are not acting as professional accountants or auditors, and their functions are not to duplicate or to certify the activities of management and the independent registered public accounting firm.

Review with Management and Independent Auditors

The Audit Committee held five meetings during fiscal year 2018. The Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended May 27, 2018 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended May 27, 2018 with management and the Company’s independent registered public accounting firm.

The Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which supersedes SAS No. 61, as amended, including the judgment of the independent registered public accounting firm as to the quality of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Summary

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10- K for the fiscal year ended May 27, 2018, as filed with the SEC.

This report is submitted by the Audit Committee.

Tonia Pankopf (Chairperson)

Steven Goldby

Robert Tobin

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth certain information with regard to each named executive officer and each executive officer of the Company for fiscal year 2018. Ages are as of August 17, 2018.

Molly A. Hemmeter (age 51) has been the Company’s President and Chief Executive Officer since October 15, 2015. Prior to that she served as the Chief Operating Officer of the Company from January 2014 to October 2015, prior to which she served as Chief Commercial Officer of the Company from December 2010 to January 2014 and Vice President, Business Development and Global Marketing of the Company from June 2009 to December 2010. From July 2006 until joining the Company in June 2009, Ms. Hemmeter was Vice President of Global Marketing and New Business Development for the Performance Materials division of Ashland, Inc., a global specialty chemicals company. Prior to joining Ashland, Inc., Ms. Hemmeter was Vice President of Strategy and Marketing for Siterra Corporation and Chief Marketing Officer for CriticalArc Technologies in the San Francisco Bay Area, both of which were privately held software startup companies that were eventually acquired by larger entities, and she previously held various positions at Bausch & Lomb and Eli Lilly and Company.

Gregory S. Skinner (age 57) has been Chief Financial Officer and Vice President of Finance of the Company since November 1999 and Vice President of Administration since November 2000. From May 1996 to October 1999, Mr. Skinner served as Controller of the Company. From 1994 to 1996, Mr. Skinner was Controller of DNA Plant Technology and from 1988 to 1994 he was with Litton Electron Devices. Prior to joining Litton Electron Devices, Mr. Skinner was with Litton Industries, Inc. and Arthur Andersen & Company.

Ronald L. Midyett (age 52), who retired on June 22, 2018, had been the Chief Operating Officer of the Company since October 2015. He served as President of Apio since January 2008 and as a Vice President of the Company since February 2008 until his retirement. Mr. Midyett joined Apio in May 2005 as Chief Operating Officer of Apio. Prior to joining Apio, Mr. Midyett was Senior Vice President of Operations for Dole Fresh Vegetables. Mr. Midyett has over 30 years of technology and operations experience in the produce industry. Mr. Midyett was a member of the board of directors of the United Fresh Fruit and Vegetable Association from 2009 to 2015, served as chairman from April 2013 through April 2014, and is currently a member of its executive committee. Mr. Midyett was a director of Windset until his retirement.

James G. Hall (age 55) has been President of Lifecore and a Vice President of the Company since June 2017. At Lifecore, Mr. Hall served as Vice President and General Manager from July 2013 to June 2017, Vice President of Operations from 2006 to 2013; Director of Manufacturing Operations and Engineering from 2001 to 2006; and the Manager of Engineering and Operations from 1999 to 2001. From 1995 until joining Lifecore in 1999, Mr. Hall was Manager of Pre-Clinical and Clinical supply for Protein Design Labs, a biotechnology company focusing on humanizing monoclonal antibodies.  Prior to joining Protein Design Labs in 1995, Mr. Hall held various engineering positions within Lifecore beginning in 1989.  Mr. Hall has over 29 years of pharmaceutical and combination product manufacturing and development experience.

Steven P. Bitler, Ph.D. (age 60) has been Vice President, Corporate Technology of the Company since March 2002. From 1988 until March 2002, Dr. Bitler held various positions with the Company related to the Company’s polymer product development and thermal switch products. Prior to joining the Company, Dr. Bitler developed new high strength polymeric materials at SRI International.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 17, 2018 as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), and (iv) all directors and executive officers as a group. The business address of each director and executive officer named below is c/o Landec Corporation, 5201 Great America Parkway, Suite 232, Santa Clara, CA 95054.

	Shares Beneficially Owned (1)
Name	Number of Shares of Common Stock		Percent of Total (2)

5% Stockholders
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	3,456,270	(3)	12.46%

Franklin Advisory Services, LLC 55 Challenger Road, Suite 501 Ridgefield Park, NJ 07660	2,715,500	(4)	9.79%

Wynnefield Capital, Inc 450 Seventh Ave, #509 New York, NY 10123	2,682,400	(5)	9.67%

Dimensional Fund Advisors, L.P. 6300 Bee Cave Road, Building One Austin, TX 78746	2,314,826	(6)	8.34%

BlackRock, Inc 55 E. 52nd Street New York, NY 10055	1,950,345	(7)	7.03%

The Vanguard Group, Inc. PO Box 2600, V26 Valley Forge, PA 19482	1,445,223	(8)	5.21%

Executive Officers and Directors

Molly A. Hemmeter President and Chief Executive Officer	550,681	(9)	1.95%

Gregory S. Skinner Chief Financial Officer and Vice President of Finance and Administration	336,569	(10)	1.21%

Ronald L. Midyett Chief Operating Officer and Vice President	70,041	(11)	*

James G. Hall President of Lifecore Biomedical, Inc. and Vice President of Landec	64,411	(12)	*

Steven P. Bitler Vice President of Corporate Technology	95,216	(13)	*

	Shares Beneficially Owned (1)
Name	Number of Shares of Common Stock		Percent of Total (2)
Albert D. Bolles, Ph.D., Director	17,262		*

Deborah Carosella, Director	4,286		*

Frederick Frank, Director	59,001	(14)	*

Steven Goldby, Director	51,490	(15)	*

Tonia Pankopf, Director	31,797	(16)	*

Catherine A. Sohn, Pharm.D., Director	34,091	(17)	*

Gary T. Steele, Director	208,076	(18)	*

Robert Tobin, Director	56,568	(19)	*

Nelson Obus, Director Nominee	2,707,400	(20)	9.76%

Andrew Powell, Director Nominee	475		*

All directors and executive officers as a group (15 persons)	4,287,364	(21)	15.04%

* Less than 1%

(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of capital stock.

(2)

As of August 17, 2018, 27,749,280 shares of Common Stock were issued and outstanding. Percentages are calculated with respect to a holder of options exercisable within 60 days after August 17, 2018 as if such holder had exercised his options. Options held by other holders are not included in the percentage calculation with respect to any other holder.

(3)	This information is based on a Form 13F filed by NWQ Investment Management Company, LLC with the SEC showing such beneficial owner’s holdings as of June 30, 2018.

(4)	This information is based on a Form 13F filed by Franklin Advisory Services, LLC with the SEC showing such beneficial owner’s holdings as of June 30, 2018.

(5)	This information is based on a Form 13F filed by Wynnefield Capital, Inc with the SEC showing such beneficial owner’s holdings as of June 30, 2018.

(6)	This information is based on a Form 13F filed by Dimensional Fund Advisors LP with the SEC showing such beneficial owner’s holdings as of June 30, 2018.

(7)

This information is based on a Form 13F filed by nine institutions with the SEC: BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock (Netherlands) B.V.; Blackrock Financial Management, Inc; BlackRock Asset Management Canada Limited; Blackrock Asset Management Schweiz AG; Blackrock Asset Management Ireland Limited under the parent company BlackRock, Inc showing such beneficial owners’ holdings as of June 30, 2018.

(8)	This information is based on a Form 13F filed by The Vanguard Group, Inc. with the SEC showing such beneficial owner’s holdings as of June 30, 2018.

(9)	This number includes 454,443 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(10)	This number includes 82,446 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(11)	This number includes zero shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(12)	This number includes 60,936 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(13)	This number includes 22,291 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(14)	This number includes 5,000 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(15)	This number includes 5,000 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(16)	This number includes 6,667 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(17)	This number includes 10,000 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(18)	This number includes 105,000 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(19)	This number includes 5,000 shares subject to outstanding stock options exercisable within 60 days after August 17, 2018.

(20)

This number includes 2,682,400 shares reported on Form 13F filed by Wynnefield Capital, Inc. showing beneficial owner's holdings as of June 30, 2018. Mr. Obus is a General Partner of Wynnefield Capital, Inc.

(21)	This number includes an aggregate of 756,783 shares held by officers and directors that are subject to outstanding stock options exercisable within 60 days after August 17, 2018.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our 2018 executive compensation program. This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.

The following executive officers constituted our Named Executive Officers (“NEOs”) throughout the past fiscal year:

Molly Hemmeter	President and Chief Executive Officer

Gregory S. Skinner	Vice President of Finance and Administration, and Chief Financial Officer

Ronald L. Midyett	Vice President and Chief Operating Officer of the Company, and President of Apio

James G. Hall	Vice President of the Company and President of Lifecore

Steven P. Bitler	Vice President of Corporate Technology

CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Establishing Executive Compensation	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I.	Executive Summary

We made good progress toward our long-term strategic vision this past year as we continued to deliver on our mission to create innovative products that support people’s individual health and wellness goals. Under the leadership of Molly Hemmeter, who became Landec’s President and CEO in October 2015, the strategic direction of our Apio and Lifecore businesses has become more focused and has better positioned Landec for long-term growth.

Landec had many noteworthy accomplishments in fiscal year 2018 compared to fiscal year 2017:

1)     Lifecore delivered another good year with revenues increasing 10% to $65.4 million and operating income increasing 9% to $17.3 million. The transformation in Lifecore’s business model from a premium supplier of hyaluronic acid (HA) to a fully integrated contract development and manufacturing organization (CDMO) for difficult-to-handle, sterile injectable products and biomaterials, is delivering results.

2)     Lifecore’s installation of a new vial filling line will provide the required infrastructure as a fully integrated CDMO to commercialize new products currently in its product development pipeline.

3)     Apio has been focused on new product innovation to drive market differentiation and to transform a commodity business to a branded, packaged, natural foods business. Over the last several years, Apio has expanded its product segments from the traditional lower margin core vegetable bags and trays to the adjacent high growth, more profitable salad segment while “right-sizing” specific segments of its bag, tray and export businesses, including exiting the export business during the fourth quarter of fiscal year 2018. This focus led to a substantial increase in salad revenues in fiscal year 2018 which grew 23% compared to fiscal year 2017 and in overall Apio revenue growth which grew 12% in fiscal year 2018.

4)     Apio made significant gains in U.S. distribution of its Eat Smart salads during fiscal year 2018. Revenue growth of 23% for Eat Smart multi-serve salad kits was primarily driven by a 50% increase in salad revenues from the U.S. retail channel during fiscal year 2018 compared to the category growth of 10% for the same period. The Nielsen U.S. retail All Commodity Volume for Eat Smart multi-serve salad kits for the 52-weeks ended May 26, 2018 increased 21 percentage points, from 24% to 45%.

5)     Finally, O Olive & Vinegar (“O”) which we acquired in March 2017, completed the installation of its new vinegar production facility in April 2018 and started selling its first batches of in-house produced vinegars in June 2018. For all of fiscal year 2018, despite the delay in completing its vinegar production facility due to the California fires last October, O’s revenues increased 12% compared to the twelve months ended May 28, 2017.

Our compensation program has been structured by the Compensation Committee (the “Committee”) of the Board of Directors to reward and incentivize executives to create long-term, sustainable stockholder value growth through a focus on corporate, business unit, and individual achievement. The performance metrics used, and the goals being set, are reflective of our business strategy. Highlights of our fiscal year 2018 compensation program include:

●	Continued use of a performance-based long-term cash incentive program (LTIP)

Our new LTIP structure, introduced in the past year, is designed to deliver value to participants, aligned with our stockholders, upon the achievement of return on invested capital (ROIC) goals for fiscal year 2020. We believe that ROIC demonstrates effective use of capital and is an important driver of our long-term growth. Beginning in fiscal 2019, we have shifted this program from a cash-based program to a performance share unit program, to better align with competitive market practices and to further strengthen the alignment between this program and the long-term interests of our stockholders.

●	Effective long-term incentive (LTI) compensation mix

The Committee has structured the LTI as 50% cash-based LTIP (switching to performance share units in fiscal 2019), 30% restricted stock units (RSUs) and 20% stock options.

●	Continued use of a short-term incentive (STI) compensation metric

Our short-term incentive program is designed to focus our executives on the achievement of annual short-term objectives which we believe will drive the delivery of enhanced stockholder value over the long term. In fiscal 2018, as in prior years, 80% of the annual cash incentive award plan is based on achieving established targets for revenues and operating income for each business unit and consolidated Landec results. For the remaining 20% of the annual cash incentive award plan, we utilize “all or nothing” strategic goals for each executive based on corporate, Apio or Lifecore achievements, depending on the responsibility of the executive. This “all or nothing” goal is selected annually, and is designed to incent and reward management on actions and objectives that will be the most important contributors to financial success in the following fiscal year.

●	Revised peer group for fiscal year 2018

We made changes to our peer group this year to better reflect the evolution and transformation of Landec’s two businesses.

●	Continued strong stockholder support for our pay program

Once again, we have received very strong support (over 96%) for our say-on-pay proposal. Our Committee is proud of this achievement and believes it is reflective of the stockholders’ support for our pay-for-performance philosophy and practice.

Components of Our Compensation Program

The Committee oversees our executive compensation program, which includes several compensation elements that have each been tailored to reward specific aspects of overall Landec and business line performance that the Board believes are central to delivering long-term stockholder value.

Base Salary

Base salaries are set to be competitive to the marketplace. Base salaries are not automatically adjusted annually but instead are adjusted when the Committee judges that a change is warranted due to changes in an executive officer’s responsibilities, demonstrated performance or relevant market data.

Short-Term Incentives

80% of the annual cash incentive award plan is based on achieving established targets for revenues and operating income for each business unit and consolidated Landec results.

20% of the annual cash incentive award plan is based on achieving certain strategic goals that will be the most important contributors to financial success in the following fiscal year based on corporate, Apio or Lifecore achievements, depending on the responsibility of the executive.

Long-Term Incentives

Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our executives.

The LTI mix is currently 50% cash LTIP (switching to performance share units in fiscal 2019 to better align with market practice), 30% RSUs and 20% stock options.

2018 Target Total Compensation

To promote our pay-for-performance philosophy, and align the interests of management and stockholders, our 2018 executive compensation program focused extensively on variable compensation components. For example, our CEO’s target pay for fiscal year 2018 consists of 69% variable, or “at risk” incentive pay. This includes short-term cash incentives, as well as long-term incentives delivered as stock options, RSUs, and the performance-based cash LTIP.

Compensation Governance Practices

Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Some of our practices include:

Best Practices We Employ
Long-term focus. The majority of our executive compensation is tied to long-term performance.
Equity Ownership Guidelines. We have robust equity ownership guidelines of 5x salary for our CEO and 3x salary for other executive officers.

Equity Holding Requirements. We have implemented holding requirements for executives wherein each executive must retain at least 50% of equity granted until minimum share ownership requirements are achieved.

Clawback Policy. We have implemented a strong recoupment, or "clawback" policy, to recover incentive compensation in the event of certain restatements of the financial results of the Company.
No Excessive Benefits. Other than participation in benefit plans offered to all of our employees, we offer no other significant benefits to our executive officers.
No Section 280G Gross-ups. None of our executive officers are entitled to a Section 280G gross-up.
Director Independence. The Committee is made up entirely of independent directors.
Independent Compensation Consultant. The Committee retains an independent compensation consultant to advise on our executive compensation programs and practices.
Risk Assessment. We conduct an annual risk assessment of the compensation program.

Say on Pay Voting Results

At the 2017 annual meeting of stockholders, our say-on-pay proposal received strong support, garnering support from 96% of shares cast. This is consistent with the voting results of 2016 and 2015, which had support levels of 98.4% and 97.4%, respectively. The Company is pleased with these results and believes that stockholders have confirmed our executive compensation philosophy, policies and programs. The Committee took these results into account by continuing to emphasize our pay-for-performance philosophy which utilizes performance measures that provide incentives to deliver value to our stockholders.

II.	Compensation Philosophy and Objectives

Landec’s compensation program is intended to meet three principal objectives:

1)	attract, retain and reward officers and other key employees;
2)	motivate these individuals to achieve the Company’s short-term and long-term strategic goals; and
3)	align the interests of our executives with those of our stockholders.

The compensation program is designed to balance an executive’s achievements in managing the day-to-day business and addressing shorter-term challenges facing the Company and its subsidiaries, such as the effects of weather-related disruptions and competitive pressures, with incentives to achieve our long-term vision to be the leader in our food and biomaterials businesses, creating innovative products that support people’s individual health and wellness goals.

The above policies guide the Committee in assessing the proper allocation among long-term compensation, current cash compensation and short-term bonus compensation. Other considerations include Landec’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.

III.	Establishing Executive Compensation

Landec’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with applicable NASDAQ, SEC and Internal Revenue Code of 1986 (the “Code”) rules. The Committee operates under a written charter adopted by our Board of Directors. A copy of the Committee’s charter is available at www.landec.com.

In determining the particular elements of compensation that are used to implement Landec’s overall compensation policies, the Committee takes into consideration a number of objective factors related to Landec’s performance, such as Landec’s earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, as well as the competitive practices among its peer group. The Committee evaluates the Company’s financial and strategic performance in the context of determining compensation as well as the individual performance of each Named Executive Officer.

The Committee meets regularly to review overall executive compensation. The Committee also meets with Landec’s President and Chief Executive Officer, Ms. Hemmeter, and other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives and other employees. The Chief Executive Officer makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees, but not for herself. The Committee, however, has the ultimate responsibility for determining executive compensation, which is recommended to the Board of Directors for its final approval.

Role of the Compensation Consultant

In March 2017, the Committee retained Radford Consulting, an Aon Hewitt company, to provide consulting services to the Committee, including advice on compensation philosophy, incentive plan design, executive compensation analysis, and CD&A disclosure, among other compensation topics. Radford provides no services to the Company other than consulting services provided to the Committee.

The Committee has conducted a specific review of its relationship with Radford, and determined that Radford’s work for the Committee does not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and NASDAQ.

IV.	Compensation Competitive Analysis

Our Committee uses peer group information to provide context for its compensation decision-making for our executive officers. The Committee monitors the peer group to assess its appropriateness as a source of competitive compensation data and reassesses the relevance of the peer group as needed. In an effort to more accurately reflect the significant portion of the Company’s business attributable to Apio’s operations, the peer group has been adjusted and simplified over the years, to allow for comparisons on how these peers address the volatility and unpredictability of financial results as well as to assess competitive pay levels in the food and life sciences industries.

Fiscal Year 2018 Peers

To assist in determining compensation for fiscal year 2018, our Committee used a peer group consisting of the following companies:

Albany Molecular Research	John B Sanfilippo & Son
Amplify Snack Brands	Lancaster Colony
Anika Therapeutics	Limoneira
Calavo Growers	National Beverage
Cal-Maine Foods	Omega Protein
CryoLife,	Seneca
Farmer Bros.	SunOpta
J&J Snack Foods	Surmodics

Peer group data is gathered with respect to base salary, bonus targets and all equity and non-equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards).

The Committee does not benchmark compensation to a particular level, but rather uses competitive market data as one reference point among several when determining appropriate pay levels. On an overall basis, Landec’s goal is to target total compensation for Named Executive Officers at a level that is competitive with the 50th percentile within the selected peer group for the Named Executive Officers, but other important considerations include each executive's particular experience, unique and critical skills, scope of responsibilities, proven performance, succession management and retention considerations, and the need to recruit new executives. The Committee analyzes base pay, target cash compensation and target total direct compensation within this broader context.

V.	Elements of Compensation

As outlined above, there are three major elements that comprise Landec’s compensation program: (i) base salary; (ii) annual cash incentive opportunities; and (iii) long-term incentives, in the form of stock options and/or RSU awards, as well as long-term, performance-based cash awards.

Base Salaries

The base salaries of executive officers are set at levels intended to be competitive with those companies in our peer group with which we compete for executive talent. In determining base salary, the Committee also considers factors such as:

●	job performance
●	skill set
●	prior experience
●	the executive’s time in his or her position with Landec
●	internal consistency regarding pay levels for similar positions or skill levels within the Company
●	external pressures to attract and retain talent, and
●	market conditions generally.

   Base salaries are not adjusted annually but are generally adjusted when the Committee judges that a change is warranted by a change in an executive officer’s responsibilities, demonstrated performance or relevant market data.

In fiscal years 2018 and 2017, our NEO base salaries were as follows:

Name	FY 2018	FY 2017	% Change
Molly A. Hemmeter	$525,000	$475,000	10.5%
Gregory S. Skinner	$380,000	$380,000	0.0%
Ronald L. Midyett	$340,000	$340,000	0.0%
James G. Hall	$285,000	$256,756	11.0%
Steven P. Bitler	$275,000	$275,000	0.0%

Ms. Hemmeter has been in her role since October 2015. When Ms. Hemmeter was promoted to President and CEO, her compensation was initially positioned at approximately the 25th percentile, in light of the fact that she was new to the President and CEO role. Having demonstrated a proven track record of success in her new role, the Committee has made adjustments to more closely align her compensation with the median of the competitive market. Mr. Hall was promoted to President of Lifecore at the beginning of fiscal year 2018.

Annual Cash Incentive Award Plan

Landec maintains an annual cash incentive award plan (the “Cash Incentive Award Plan”) for senior executives to encourage and reward achievement of Landec’s business goals and to assist Landec in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. This plan is consistent with our overall pay-for-performance philosophy and our goal of attracting and retaining top level executive officers in the industry.

In keeping with our pay for performance philosophy, a portion of our executive’s annual compensation is “at risk” compensation. This has resulted in most of our NEOs not receiving any annual cash incentive award or only a portion of their targeted award in a majority of recent years.

Award targets are set as a percentage of base salary. Incentive award targets and ranges are typically set early in each fiscal year, together with specific criteria for corporate, business unit and individual objectives. The overall corporate and business unit objectives are intended to be challenging but achievable. Such objectives are based on actual performance compared to predetermined financial performance targets, which are weighted depending upon whether the employee is a member of a business unit or the corporate staff. Incentive award targets and criteria for executive officers are subject to approval by the Committee.

Fiscal Year 2018 Cash Incentive Award Plan

At the beginning of fiscal year 2018, the Committee approved the 2018 Cash Incentive Award Plan for the year which included financial objectives for each business unit and at the corporate level on a consolidated basis. The financial objectives were based on the internally-developed financial plan for the fiscal year. The 2018 Cash Incentive Award Plan was based on established targets for revenues and operating income for each business unit and consolidated Landec results.

For fiscal year 2018, the CEO’s target cash incentive award was 100% of her base salary, and the other Named Executive Officers’ target incentive awards ranged from 40% to 60% of their base salary.

Performance Goals

In fiscal year 2018, performance measures were broken into two categories:

Strategic goals: “All or nothing” strategic goals (20% weighting)

Financial goals: target revenues and operating income (80% weighting)

For each executive, 2018 performance weightings were as follows:

	Strategic Goals (20%)	Financial Goals (80%)
		Corporate	Apio	Lifecore	BreatheWay
Molly A. Hemmeter	100%	31%	36%	33%
Gregory S. Skinner	100%	31%	36%	33%
Ronald L. Midyett	100%		100%
James G. Hall	100%			100%
Steven P. Bitler	100%				100%

For Dr. Bitler, the award target was based on several specific financial goals related to the success and advancement of the Company’s BreatheWay® technology. We believe the performance goals are sensitive information and specific to this technology and would potentially cause competitive harm to disclose.

Our “all or nothing” strategic goals are focused on benefiting future years such as the installation of Lifecore’s new dual vial/syringe aseptic filling line, the integration of O and the move from our old Corporate headquarters to our new Corporate headquarters. Each executive earned their 20% “all or nothing” bonus for fiscal year 2018.

Due to the extraordinary weather events during fiscal year 2018 which included numerous hurricanes, including two Category 4 hurricanes, freezing temperatures and record heat in the Western produce growing areas, and to recognize the strong growth of Eat Smart innovative products, and significant progress in the transformation of Landec Natural Foods, the Committee exercised its discretion regarding the Apio financial goal which resulted in a cash award of 55% of the target bonus for Apio. Likewise, O’s results, which are included in Corporate for bonus determination purposes, were impacted by the Northern California fires last fall, and therefore, the Committee exercised its discretion in determining the amount earned under the Corporate financial goal which resulted in a cash award of 80% of the target bonus for Corporate.

Lifecore exceeded its revenue and operating income targets and earned a cash bonus payout of 104% of the target bonus.

Fiscal Year 2018 Earned Incentives

Based on the metrics described above, the Named Executive Officers’ target incentive awards and actual amounts earned for fiscal year 2018 were as follows:

Name	Target as % of Base Salary	Target ($)	Actual Earned 2018 Incentive Award ($)
Molly A. Hemmeter	100%	$525,000	$436,201
Gregory S. Skinner	60%	$228,000	$189,436
Ronald L. Midyett	50%	$170,000	$108,800
James G. Hall	50%	$142,500	$146,838
Steven P. Bitler	40%	$110,000	$33,000

Long-Term Incentive Compensation

Landec provides long-term incentive compensation through equity-based and cash-based awards intended to align the interests of officers with those of the stockholders by creating an incentive for officers to maximize long-term stockholder value. At the same time, our long-term awards are designed to encourage officers to remain employed with Landec despite a competitive labor market in our industry.

Award Types

Awards to eligible employees, including Named Executive Officers, are generally made on an annual basis. Equity-based awards typically take the form of stock options and RSUs, and are generally granted with a three-year vesting schedule. We also have performance-based cash awards to be paid under the LTIP.

Landec grants stock options because they can be an effective tool for meeting Landec’s compensation goal of increasing long-term stockholder value. Employees are able to profit from stock options only if Landec’s stock price increases in value over the stock option’s exercise price. Landec grants RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Landec’s stock. RSUs also can be a more efficient means of using equity plan share reserves because fewer RSUs are needed to provide a retention and incentive value as compared to awards of stock options. Finally, we have introduced a performance-based cash LTIP to provide an incentive vehicle directly linked to our strategic goal of focusing on ROIC. We have chosen a cash-based plan to help manage our equity burn rate and avoid dilution. When earned, the cash received by an executive in the LTIP must be placed in a deferred compensation account for a minimum of one year before it can be drawn.

LTI Grants in Fiscal Year 2018

In general, the number of long-term incentive awards granted to each executive officer is determined based on a number of qualitative factors, considered holistically, including an analysis of competitive market data, the officer’s degree of responsibility, general level of performance, ability to affect future Company performance, salary level and recent noteworthy achievements, as well as prior years’ awards.

During fiscal year 2018, the Committee granted equity awards to executive officers, including our Named Executive Officers, as follows:

Name	Stock Options (#)	RSUs (#)
Molly A. Hemmeter	45,000	15,000
Gregory S. Skinner	21,000	7,000
Ronald L. Midyett	15,000	5,000
James G. Hall (1)	75,000	25,000
Steven P. Bitler	7,500	2,500

(1)	Mr. Hall was promoted to President of Lifecore at the beginning of fiscal year 2018.

Additionally, the Committee set the following individual target amounts for the cash-based awards to be paid under the LTIP for our NEOs, based on achieving a specific ROIC target for fiscal year 2020:

Name	Individual Target Amount
Molly A. Hemmeter	$327,100
Gregory S. Skinner	$142,500
Ronald L. Midyett	$103,500
James G. Hall	$103,500
Steven P. Bitler	n/a

Each participant who continues as an employee will receive a payout that is a percentage of their individual target amount, based on a ratio of the actual ROIC to the pre-determined target ROIC. The Company believes that disclosure of our pre-determined Target ROIC for fiscal year 2020, which is based on our five-year strategic plan, would cause the Company substantial competitive harm. However, the payout scale will be as follows:

Actual ROIC as a % of Target ROIC	% of Individual Target Amount Paid
130% and above	130%
115%	115%
100%	100%
90%	75%
80%	50%
less than 80%	0%

VI.	Additional Compensation Policies and Practices

Clawback Policy

In May 2014, the Board of Directors adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of the financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover that portion of such compensation that was based on the erroneous financial data. In determining whether to seek recovery of compensation, the Board of Directors or the Committee may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation, the extent to which the executive officer was responsible for the error that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recoup such compensation.

Transactions in Company Securities

Our insider trading policy prohibits employees and directors from engaging in any speculative or hedging transactions in our securities. We prohibit hedging transactions such as puts, calls, collars, swaps, forward sale contracts, and similar arrangements or instruments designed to hedge or offset decreases in the market value of our securities without the written permission of the Board of Directors.

Executive Stock Ownership Requirements

To promote a focus on long-term growth and to align the interests of the Company’s officers and directors with those of its stockholder, the Board of Directors has adopted stock ownership guidelines requiring certain minimum ownership levels of Common Stock, based on position:

Position	Requirement
Chief Executive Officer	5x base salary
Other executive officers	3x base salary
Non-executive directors	3x annual retainer

For purposes of the guidelines, the value of a share of Common Stock is measured as the greater of (i) the then current market price or (ii) the closing price of a share of Common Stock on the date when the stock was acquired, or the vesting date in the case of RSUs.

Newly-appointed executive officers have five years from the date they are appointed or promoted to meet these guidelines. In the event of an increase in base salary, the executive officer will have two years from the date of the increase to acquire any additional shares or RSUs needed to meet the guidelines. Until the required ownership level is reached, executive officers are required to retain 50% of net shares acquired upon any future vesting of RSUs and/or exercise of stock options, after deducting shares used to pay any applicable taxes and/or exercise price.

Nonqualified Deferred Compensation Plan

On July 25, 2013, the Board approved the Nonqualified Deferred Compensation Plan (the “Deferral Plan”) for non-employee directors and certain participating employees, including the Named Executive Officers. The Deferral Plan is administered by a committee consisting of the Chief Executive Officer and the Chief Financial Officer of the Company or persons designated by them. The Deferral Plan allows non-employee directors to defer up to 100% of the fees earned for their service as director and allows participating employees to defer up to 50% of their base salary and up to 100% of their annual cash bonus. In addition, any amounts earned by an executive under the LTIP must be placed in a Deferral Plan account for a minimum of one year. Any amounts deferred by a participating employee are invested on behalf of the participating employee, and any investment returns earned thereon are credited to the participating employee’s account. Investment options are determined by the committee that administers the Deferral Plan. Each participating employee may designate the investment option or options for his or her account and may change those investment options at any time.

A participating employee may elect to receive distributions from his or her account beginning in a specified payment year no sooner than three years after the calendar year to which the deferred compensation relates, to be paid in a lump sum or in annual installments not to exceed ten years, according to the participating employee’s election. This election is made at the time when the participating employee makes an election to defer compensation. The participating employee may subsequently elect to delay the year in which deferred compensation is paid, provided that such election must be made at least 12 months before the year in which payment was previously scheduled to occur, must specify a new payment year that is at least five years after the year in which payment was to be made and will not take effect for 12 months. A participating employee will also receive distributions upon the occurrence of certain events specified in Deferral Plan, including termination of employment.

The Company has the discretion, but not the obligation, to make contributions to the Deferral Plan for the benefit of the participating employees, subject to the terms and conditions of the Deferral Plan.

401(k) Plan and Other Generally Available Benefit Programs

Landec maintains a tax-qualified 401(k) plan which provides for broad-based employee participation. Under the 401(k) Plan, all Landec employees are eligible to receive matching contributions from Landec. The 401(k) Plan is a safe harbor plan (as defined in the Code) with a safe harbor match of 100% on the first 3% of deferrals and 50% on the next 2% of each participant’s pretax contributions; and the match is calculated and paid to participants’ accounts on a payroll-by-payroll basis, subject to applicable federal limits. The 401(k) Plan does not have an associated vesting schedule. Landec also makes an annual “reconciling match” by recalculating the regular matching contribution as if it were paid on an annualized, instead of payroll-by-payroll, basis. If the annualized matching contribution would have been higher, Landec makes a contribution to the participant’s account in an amount equal to the difference between the two amounts. Other than the 401(k) Plan, Landec does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees.

Landec also offers a number of other benefits to the Named Executive Officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Landec to remain competitive with respect to employee talent, and Landec believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Landec. The main objectives of Landec’s benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Employment Agreements

Chief Executive Officer

On October 15, 2015 the Company entered into an executive employment agreement with Ms. Hemmeter (the “Hemmeter Agreement”) setting forth the terms of her employment. The Hemmeter Agreement expires on December 31, 2018 unless renewed or extended by both parties, and provides that Ms. Hemmeter shall be paid an annual base salary of $475,000 (which was increased to $525,000 effective at the beginning of fiscal year 2018) through the term of the Hemmeter Agreement, and continue to participate in the annual Cash Incentive Award Plan. Ms. Hemmeter is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Committee. See the section entitled “Employment Contracts and Potential Payments upon Termination or Change in Control” for a further discussion of the terms of the Hemmeter Agreement.

In making decisions with respect to Ms. Hemmeter’s salary, target bonus and equity compensation grant, the Committee relied on the peer group data described above and gave considerable weight to the Chief Executive Officer’s significant and direct influence over Landec’s overall performance.

Other Named Executive Officers

On October 15, 2015, the Company entered into a new executive employment agreement with Mr. Skinner (the “Skinner Agreement”) setting forth the terms of his employment. The Skinner Agreement expires on December 31, 2018 unless renewed or extended by both parties, and provides that Mr. Skinner shall be paid an annual base salary of $380,000 through the term of the Skinner Agreement, and continue to participate in the annual Cash Incentive Award Plan. Mr. Skinner is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Committee. See the section entitled “Employment Contracts and Potential Payments upon Termination or Change in Control” for a further discussion of the terms of the Skinner Agreement.

In making decisions with respect to base salary for Named Executive Officers other than the CEO, the Committee reviews peer group data as described above and takes into account the date of the most recent adjustment in the base pay of each Named Executive Officer.

Compliance with Internal Revenue Code Section 162(m)

The Committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally prohibits the Company from deducting any compensation over $1 million per taxable year paid to certain of the Company’s Named Executive Officers unless, under tax laws in effect prior to January 1, 2018, such compensation is treated as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will in fact qualify for such exception. The Committee may administer any awards granted prior to November 2, 2017 which qualify as performance-based compensation under Section 162(m), as amended by the Tax Act, in accordance with the transition rules applicable to binding contracts in effect on November 2, 2017, and will have the sole discretion to revise compensation arrangements to conform with the Tax Act and the Committee’s administrative practices. In addition, the Committee reserves the right to modify compensation that was initially intended to be exempt from the Section 162(m) deduction limit when it was granted if the Committee determines that such modifications are consistent with our business needs. In determining the form and amount of compensation for our named executive officers, the Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).

While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

In addition, the Committee reserves the right to authorize compensation payments that may be in excess of the limit when the Committee believes such payments are appropriate and in the best interest of Landec and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee Interlocks and Insider Participation

The Committee is composed of Dr. Sohn (Chairperson), Dr. Bolles, Ms. Carosella and Mr. Frank. During fiscal year 2018, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Committee. None of the Committee’s current or former members has at any time been an officer or employee of Landec. None of Landec’s executive officers currently serve, or in the past fiscal year have served, as members of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Landec’s Board of Directors or the Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Landec specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2018. Based on the review and discussions, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Landec’s Proxy Statement for its 2018 Annual Meeting of Stockholders and incorporated into our Annual Report on Form 10-K for the fiscal year ended May 27, 2018.

This report is submitted by the Committee:

Catherine A. Sohn, Pharm. D. (Chairperson)

Al Bolles, Ph.D.

Deborah Carosella

Fred Frank

Summary Compensation

The following table shows compensation information for fiscal years 2018, 2017 and 2016 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

Molly A. Hemmeter	2018	525,000	189,750	128,086	436,201	13,662	1,292,699
President and Chief Executive	2017	475,000	1,221,703	337,256	331,088	19,896	2,384,943
Officer	2016	426,000	—	—	—	17,320	443,320

Gregory S. Skinner	2018	380,000	88,550	59,773	189,436	11,175	728,934
Chief Financial Officer and Vice	2017	380,000	245,999	—	158,922	10,975	795,896
President of Finance and Administration	2016	380,000	—	—	—	18,290	398,290

Ronald L. Midyett	2018	340,000	63,250	42,695	108,800	25,746	580,491
President of Apio and Vice President	2017	340,000	197,202	—	34,000	26,014	597,216
and Chief Operating Officer of Landec	2016	340,000	—	—	—	26,014	366,014

James G. Hall (6)	2018	285,000	350,000	232,245	146,838	14,331	1,028,414
President of Lifecore and
Vice President of Landec

Steven P. Bitler	2018	275,000	31,625	21,347	33,000	11,337	372,309
Vice President of Corporate	2017	275,000	—	—	49,336	11,137	335,473
Technology	2016	273,461	—	—	—	11,029	284,490

(1)	Includes amounts (if any) deferred at the election of the Named Executive Officer pursuant to the Deferral Plan.

(2)

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of RSUs granted during fiscal year 2018 computed for financial statement reporting purposes in accordance with ASC 718. The assumptions used to calculate the value of the RSU awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2018. In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions.

(3)

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of stock options granted during fiscal year 2018 computed for financial statement reporting purposes in accordance with ASC 718. The assumptions used to calculate the value of stock option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2018. In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions.

(4)

Amounts consist of bonuses earned for meeting and/or exceeding financial performance targets in fiscal years 2018, 2017 and 2016 under the Company’s annual Cash Incentive Award Plans. The Board of Directors agreed to certain modifications to the 2018 Cash Incentive Award Plan. See “Compensation Discussion and Analysis—Fiscal Year 2018 Cash Incentive Award Plan—Performance Goals” for a further discussion of these modifications.

(5)

Amounts consist of Company-paid life insurance and an employer 401(k) match for all Named Executive Officers. The amount shown for Mr. Hall also include Company-paid disability insurance for which Mr. Hall is the beneficiary. For Mr. Midyett, the amount shown includes an annual car allowance of $15,000. For Ms. Hemmeter, the amount includes a car allowance expense of $1,786.

(6)	Mr. Hall became President of Lifecore and a Vice President of the Company on June 1, 2017.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2018. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2018 Year-End” table on the following page.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Stock	Underlying	Awards	Awards
Name	Date	($)	($)	($)	or Units (#)	Options (#)	($/share)	($) (2)
Molly A. Hemmeter		—	525,000	N/A	—	—	—	—
	10/19/2017				15,000	—	—	189,750
	10/19/2017					45,000	12.65	128,086

Gregory S. Skinner		—	228,000	N/A	—	—	—	—
	10/19/2017				7,000	—	—	88,550
	10/19/2017					21,000	12.65	59,773

Ronald L Midyett		—	170,000	N/A	—	—	—	—
	10/19/2017				5,000	—	—	63,250
	10/19/2017					15,000	12.65	42,695

James G. Hall		—	142,500	N/A	—	—	—	—
	06/01/2017				25,000	—	—	350,000
	06/01/2017					75,000	14.00	232,245

Steve P. Bitler	10/19/2017	—	110,000	N/A	2,500	—	—	31,625
	10/19/2017					7,500	12.65	21,347

(1)

Amounts shown are estimated payouts for fiscal year 2018 to the Named Executive Officers under the 2018 Cash Incentive Award Plan. The target amount is based on a percentage of the individual’s fiscal year 2018 base salary. All executives received a cash incentive award for fiscal year 2018. For more information on these awards, including the amount actually paid, see “Compensation Discussion and Analysis-Annual Cash Incentive Award Plan.”

(2)

The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Stock awards consist only of RSUs. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the Common Stock on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Common Stock at such date in the future when the option is exercised. All options vest at the rate of 1/36th per month and therefore all options are fully vested three years after the date of grant. RSUs typically vest on the third anniversary of the date of grant.

Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2018. The awards for fiscal year 2018 identified in the table below are also reported in the “Grants of Plan-Based Awards” table on the previous page.

Outstanding Equity Awards at Fiscal 2018 Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	(#) (1)	($)	Date	(#) (2)	($) (3)
Molly A. Hemmeter	10/19/2017	8,749	36,251	12.65	10/19/2024	15,000	210,750
	10/20/2016	—	—	—	—	23,703	333,027
	07/21/2016	91,666	58,334	11.35	07/21/2023	50,000	702,500
	05/28/2015	291,625	8,375	14.39	05/28/2022	50,000	702,500
	06/07/2013	30,000	—	14.30	06/07/2020	—	—

Gregory S. Skinner	10/19/2017	4,082	16,918	12.65	10/19/2024	7,000	98,350
	10/20/2016	—	—	—	—	8,913	125,227
	05/28/2015	43,750	1,250	14.39	05/28/2022	—	—
	06/07/2013	30,000	—	14.30	06/07/2020	—	—

Ronald L. Midyett	10/19/2017	2,916	12,084	12.65	10/19/2024	5,000	70,250
	10/20/2016	—	—	—	—	7,145	100,387
	05/28/2015	29,166	834	14.39	05/28/2022	—	—
	06/07/2013	30,000	—	14.30	06/07/2020	—	—

James G. Hall	06/01/2017	22,916	52,084	14.00	06/01/2024	25,000	351,250
	05/25/2016	10,000	5,000	11.36	05/23/2023	5,000	70,250
	05/28/2015	14,583	417	14.39	05/28/2022	—	—

Steven P. Bitler	10/19/2017	1,458	6,042	12.65	10/19/2024	2,500	35,125
	05/28/2015	14,583	417	14.39	05/28/2022	—	—
	06/07/2013	5,000	—	14.30	06/07/2020	—	—

(1)

All options vest at the rate of 1/36 per month over a three-year period from date of grant, other than the option for 300,000 shares granted to Molly Hemmeter on May 28, 2015, which vests at the rate of 1/3 on first anniversary of the date of grant and then 1/36 monthly thereafter.

(2)	The RSUs typically vest on the third anniversary of the date of grant, except that the RSUs granted on October 20, 2016 vest on the second anniversary of the grant date.
(3)	Value is based on the closing price of the Common Stock of $14.05 on May 27, 2018 as reported on the Nasdaq Global Select Market.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and the number of stock awards vested and the value realized upon vesting by the Named Executive Officers during fiscal year 2018.

Option Exercises and Stock Vested For Fiscal 2018

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares withheld to cover exercise price and taxes (#) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of shares withheld to cover taxes (#) (2)
Molly A. Hemmeter	—	—	—	50,000	682,500	24,790
	—	—	—	23,703	308,139	8,904
Gregory S. Skinner	—	—	—	15,000	204,750	5,151
	—	—	—	8,913	115,869	3,349
Ronald L. Midyett	—	—	—	10,000	136,500	3,416
	—	—	—	7,145	92,885	2,685
James G. Hall	—	—	—	5,000	68,250	1,525
Steven P. Bitler.	—	—	—	5,000	68,250	1,741

(1)

The value realized equals the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Indicates shares withheld at the election of the Named Executive Officer to cover the exercise price and/or the taxes owed on the exercise of the option or the vesting of the stock award.

Nonqualified Deferred Compensation

The following table shows all compensation deferred by the Named Executive Officers, and earnings on such deferred compensation, under the Deferral Plan during fiscal year 2018.

Nonqualified Deferred Compensation

Name	Executive Contributions in Fiscal Year 2018 ($) (1)	Registrant Contributions in Fiscal Year 2018 ($)	Aggregate Earnings in Fiscal Year 2018 ($) (2)	Aggregate Withdrawals in Fiscal Year 2018 ($)	Aggregate Balance at End of Fiscal Year 2018 ($)
Molly A. Hemmeter	—	—	28,283	254,743	—
Gregory S. Skinner	—	—	—	—	—
Ronald L. Midyett	—	—	—	—	—
James G. Hall	—	—	—	—	—
Steven P. Bitler.	—	—	—	—	—

(1)	Contributions reported in this column are reported as compensation in the Salary column of the Summary Compensation Table.
(2)	Amounts reported in this column represent the aggregate earnings accrued and credited to a Named Executive Officer’s account during fiscal year 2018.

Employment Contracts and Potential Payments upon Termination or Change in Control

Employment Contracts

On October 15, 2015, the Company entered into an executive employment agreement with Ms. Hemmeter, (the “Hemmeter Agreement”) setting forth the terms of her employment. The Hemmeter Agreement expires on December 31, 2018 unless renewed or extended by both parties, and provides that Ms. Hemmeter shall be paid an annual base salary of $475,000 (which was increased to $525,000 effective at the beginning of fiscal year 2018) through the term of the Hemmeter Agreement (unless modified by the Compensation Committee), and continue to participate in the annual Cash Incentive Award Plan. Ms. Hemmeter is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Compensation Committee.

The Hemmeter Agreement provides that upon Ms. Hemmeter’s death or disability, the Company shall pay Ms. Hemmeter or her estate her unpaid base salary and the pro rata portion of her annual cash incentive award through the date of termination.

Ms. Hemmeter agreed, as part of the Hemmeter Agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company for a period of two years following her termination. In addition, Ms. Hemmeter agreed not to solicit any licensor to or customer of the Company for a period of two years following her termination.

On October 15, 2015, the Company entered into a new executive employment agreement with Mr. Skinner (the “Skinner Agreement”) setting forth the terms of his employment. The Skinner Agreement expires on December 31, 2018 unless renewed or extended by both parties, and provides that Mr. Skinner shall be paid an annual base salary of $380,000 through the term of the Skinner Agreement (unless modified by the Compensation Committee), and continue to participate in the annual Cash Incentive Award Plan. Mr. Skinner is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Compensation Committee.

The Skinner Agreement provides that upon Mr. Skinner’s death or disability, the Company shall pay Mr. Skinner or his estate his unpaid base salary and the pro rata portion of his annual cash incentive award through the date of termination.

Mr. Skinner agreed, as part of the Skinner Agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company for a period of two years following his termination. In addition, Mr. Skinner agreed not to solicit any licensor to or customer of the Company for a period of two years following his termination.

Potential Payments upon Termination or Change in Control

If Ms. Hemmeter is terminated without cause or if she terminates her employment for good reason (generally, any relocation of Ms. Hemmeter’s place of employment, reduction in salary, reduction in her target bonus amount or material reduction of her duties or authority), Ms. Hemmeter will receive a severance payment equal to 100% of her annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which she is entitled and a one-year acceleration of her unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Ms. Hemmeter (and her spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Ms. Hemmeter receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Hemmeter Agreement provides that if Ms. Hemmeter is terminated without cause or terminates her employment for good reason within two (2) years following a “change of control,” Ms. Hemmeter will receive a severance payment equal to 150% of her annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which she is entitled and the Company will pay the monthly premiums for health insurance coverage for Ms. Hemmeter (and her spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Ms. Hemmeter receives substantially equivalent health insurance coverage in connection with new employment. In the event of a “change of control,” all of Ms. Hemmeter’s unvested stock options and other equity awards shall immediately vest and become exercisable.

If Mr. Skinner is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Mr. Skinner’s place of employment, reduction in salary, reduction in his target bonus amount or material reduction of his duties or authority), Mr. Skinner will receive a severance payment equal to 100% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Mr. Skinner (and his spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Mr. Skinner receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Skinner Agreement provides that if Mr. Skinner is terminated without cause or terminates his employment for good reason within two (2) years following a “change of control,” Mr. Skinner will receive a severance payment equal to 150% of his annual base salary over a twelve month period and a pro-rated portion of any annual cash incentive award to which he is entitled and the Company will pay the monthly premiums for health insurance coverage for Mr. Skinner (and his spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Mr. Skinner receives substantially equivalent health insurance coverage in connection with new employment. In the event of a “change of control,” all of Mr. Skinner’s unvested stock options and other equity awards shall immediately vest and become exercisable.

If Ms. Hemmeter’s or Mr. Skinner’s employment with the Company had been terminated without cause or for good reason not in connection with a change of control of the Company on May 28, 2017, the last day of Landec’s 2017 fiscal year, Ms. Hemmeter and Mr. Skinner would have received the following severance benefits under the Hemmeter Agreement and Skinner Agreement, respectively:

Name	Base Salary (1)	Bonus Payment	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
Molly A. Hemmeter	$525,000	$436,201	$208,253	$1,035,527	$23,472	$2,228,453
Gregory S. Skinner	$380,000	$189,436	$23,685	$125,227	$23,472	$741,820

(1)	Reflects potential payments based on salaries as of May 28, 2017.
(2)

A portion of unvested options for Ms. Hemmeter and Mr. Skinner are out of the money (exercise price above stock price as of May 27, 2018) and therefore there is no value to the acceleration for those options.

(3)

Accelerating the vesting of the outstanding RSUs by one year would result in 73,703 and 8,913 of the currently outstanding RSUs vesting as of May 27, 2018 for each of Ms. Hemmeter and Mr. Skinner, respectively.

(4)	Represents the maximum amount of premiums that would have been paid under COBRA on behalf of Ms. Hemmeter and Mr. Skinner

If Ms. Hemmeter’s or Mr. Skinner’s employment with the Company had been terminated without cause or for good reason in connection with a change of control of the Company on May 27, 2018, the last day of Landec’s 2018 fiscal year, Ms. Hemmeter and Mr. Skinner would have received the severance benefits under the Hemmeter Agreement and Skinner Agreement, respectively, set forth above, except that amounts received for base salary would have been $787,500 and $570,000 for Ms. Hemmeter and Mr. Skinner, respectively, and the amounts received for the acceleration of RSUs would have been $1,948,777 and $223,577 for Ms. Hemmeter and Mr. Skinner, respectively. Therefore total compensation would have been $3,404,203 and $1,030,170 for Ms. Hemmeter and Mr. Skinner, respectively.

CEO Pay Ratio

The following table sets forth the ratio of the total compensation of the Company’s Chief Executive Officer, Molly A. Hemmeter, to that of our median employee for the fiscal year ended May 27, 2018.

Chief Executive Officer total annual compensation	$1,292,699
Median Employee total annual compensation	$52,126
Ratio of Chief Executive Officer to Median Employee total annual compensation	25:1

To determine the median employee compensation, we analyzed all of the Company’s employees, excluding the Company’s Chief Executive Officer, as of May 27, 2018. We annualized wages and salaries for employees that were not employed for the full year. We used base salary and actual bonus as the consistently applied compensation metric to determine the median employee. If this resulted in more than one individual at the median level, we assessed the grant date fair value of standard equity awards for these individuals and selected the employee with the median award value. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our Named Executive Officers in the Summary Compensation Table on page 33.

Policies and Procedures with Respect to Related Party Transactions

The Audit Committee, all of whose members are independent directors, reviews and approves in advance all related party transactions (other than compensation transactions). In reviewing related party transactions, the Audit Committee takes into account factors it deems appropriate, such as whether the related party transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar conditions and the extent of the related party’s interest in the transaction. To identify related party transactions, each year we require our executive officers and directors to complete a questionnaire identifying any transactions between the Company and the respective executive officer or director and their family members or affiliates. Additionally, under the Company’s Code of Ethics, directors, officers and all other employees and consultants are expected to avoid any relationship, influence or activity that would cause, or even appear to cause, a conflict of interest.

Certain Relationships and Related Transactions

Apio sells products to and earns license fees from Windset. Apio holds a 26.9% equity interest in Windset. During fiscal year 2018, Apio recognized $556,000 of revenues from Windset.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports filed with the SEC and written representations that no other reports were required, during the fiscal year ended May 27, 2018 all Section 16(a) filing requirements applicable to the Company’s officers, directors and holders of more than ten percent of the Company’s Common Stock were satisfied.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board of Directors may recommend.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Geoffrey P. Leonard GEOFFREY P. LEONARD SECRETARY

Santa Clara, California

August 22, 2018